EXHIBIT 99

      RF Monolithics, Inc. Names Joseph E. Andrulis to Lead the
                       Wireless Solutions Group

   RFM Focusing Resources on Growing Machine-to-Machine (M2M) Market

    DALLAS--(BUSINESS WIRE)--May 1, 2007--RF Monolithics, Inc. (RFM) (the "Company") (Nasdaq:RFMI) announced that Joseph E. Andrulis has been appointed Senior Vice President and Group Manager to lead the Company's Wireless Solutions Group. In this position, Mr. Andrulis will be responsible for the Wireless Solutions Group, the growth engine of the Company. The Wireless Solutions Group encompasses Aleier's Enterprise Asset Management Solutions with Condition-Based Maintenance Management software, Cirronet's embedded modules and RFM's Virtual Wire and RFIC's.

    "Joe has been instrumental in developing and establishing the Company's strategic direction and goal to be the premier solutions provider in the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. Joe recently directed the strategic acquisitions of both Aleier and Cirronet for RFM and is in a unique position to continue to grow and develop this focal point of our business. He will manage this Group with specific emphasis on the future products such as an integrated comprehensive wireless solution that blends our Aleier Enterprise Asset Management Solutions and Cirronet's embedded modules," said David M. Kirk, RFM's President and Chief Executive Officer.

    Joseph E. Andrulis commented, "With the recent acquisitions we have the capabilities within the Group to integrate various aspects and provide a comprehensive wireless solution with the capability to capture business opportunities in wireless sensor networks and global connectivity of billions of processes, devices, and machines, commonly referred to as M2M connectivity, through the pervasive internet. Our focus will be sales into the industrial marketplace. We have had some good initial success with our strategic partner, Mactec, and have shipped a custom system to a Fortune 500 industrial company. We will continue to realign and add resources in the wireless solutions area and build this group in light of the significant opportunities that are emerging."

    Mr. Andrulis previously served as Vice President of Marketing for RFM, a position he has held since joining the Company in December of 2004. Prior to joining RFM, Mr. Andrulis served as President and CEO of TelOptica, Inc., a Richardson, Texas, venture funded startup company offering systems and services for network design optimization and management, and prior to that was Vice President, Marketing of TelOptica, Inc. Mr. Andrulis served as Vice President, Marketing for Blue Wave Systems, Inc., a Dallas, Texas company engaged in building high performance embedded signal processing computers before joining TelOptica. Also, Mr. Andrulis' career includes business process and management consulting as an associate with McKinsey & Co., Inc. Mr. Andrulis received his MBA from the University of Chicago Graduate School of Business and a BSEE from the University of Michigan College of Engineering.

    About RFM

    RF Monolithics, Inc., headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a solutions-driven, technology-enabled approach to wireless connectivity. RFM offers a broad range of low-power wireless solutions - from comprehensive industrial wireless sensor networks to high-performance enterprise asset management software - extending the internet to communicate with billions of unconnected machines. RFM was named to M2M Magazine's "2007 M2M 100," a list of the most important and influential machine-to-machine technology providers. For more information on RF Monolithics, Inc., please visit the Company's website at http://www.rfm.com.

    About Aleier

    With offices in Plano, Texas, Aleier, a wholly owned subsidiary of the Company, has deployed Enterprise Asset Management software for over a decade in municipal, state, and federal government agencies and businesses for applications including maintenance management, fixed asset tracking, building automation and electronics control and monitoring. Aleier software provides customers the ability to utilize and manage the data they now have available, which can be collected via either a wired or wireless data collection infrastructure. Its architecture and features make it an ideal platform for developing asset management and optimization applications seen as a key opportunity within the pervasive internet space. For more information regarding Aleier's products and services, please visit Aleier's web site at www.aleier.com.

    About Cirronet

    Cirronet, a wholly owned subsidiary of the Company, supplies wireless modules and box products for the industrial market to device OEM manufacturers, integrators, and end users. Its products enable customers to wirelessly monitor and control electronic devices by establishing wireless connection between machines and the internet. Its OEM modules are incorporated into custom wireless solutions ranging from portable heart monitors to overhead crane controls, and its industrial box products provide wireless connections in harsh industrial environments. Cirronet's products are based on proprietary and industry standard protocols that include ZigBee, Bluetooth(TM), and 802.11g; and they operate in the license-free 900 MHz, 2.4 GHz and
5.8 GHz ISM bands. Please visit Cirronet's web site at www.cirronet.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly owned subsidiaries (collectively, the "Company" or "we") involve risks and uncertainties. Statements containing terms such as "believe", "expect", "plan", "anticipate", "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our mission and vision, future financial and operating results, and benefits of our acquisitions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks of successfully marketing strategic solutions, risks related to the ability to integrate acquisitions and alliances as planned, the highly competitive market in which we operate, rapid changes in technologies that may displace products and services sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of revenue or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2006. We do not assume any obligation to update any information contained in this release.

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767
             bivings@rfm.com